Exhibit 99.1

Contacts:

Jeff Lambert or Karen Keller

Lambert, Edwards & Associates

616-233-0500

kkeller@lambert-edwards.com

Broadwind Energy to Supply Integrated

Tower Solution to Nordex USA

Tower Tech and Badger Transport to Manufacture, Deliver Towers to Texas Sites

Naperville, Ill. (August 19, 2008) – Broadwind Energy, Inc. (OTC-BB: BWEN) announced today that its wholly-owned subsidiary, Tower Tech Systems, Inc., has signed a contract with Nordex USA, Inc. to manufacture wind tower sections.  Another Broadwind subsidiary, Badger Transport, Inc., received a contract to deliver the sections to various Texas locations for Nordex.

These contracts mark the first for Broadwind with Germany-based Nordex, one of the world’s leading turbine suppliers.

The four-section towers will support N90/2500 kW turbines. Tower Tech expects to supply the first Nordex sections in early 2009. The integrated order represents the first time Broadwind has included logistics coordination in its service package and is the first order for Tower Tech’s new plant in Abilene, Texas. Broadwind announced construction of the Abilene facility, along with a second facility in Sioux Falls, S.D., in May 2008. Both facilities are expected to be operational in the first quarter of 2009.

Broadwind CEO J. Cameron Drecoll said the Nordex order exemplifies the added value Broadwind’s business model can deliver for North American customers.

“We are making wind energy more efficient, less costly and more financially competitive with integrated and broad supply-chain solutions,” Drecoll said. “As we

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move forward, proximity to sites and multi-company collaboration efficiencies will redefine the supply chain for wind power in North America.”

Broadwind said the Tower Tech order is the largest ever for Nordex in the U.S. Financial details were not disclosed.

“This Texas project represents Nordex’s second, and its largest, project along with its re-entry into the North American wind energy market,” said Ralf Sigrist, CEO of Nordex USA Inc. “We are pleased to be working with a leader like Broadwind, and confident in its ability to efficiently manufacture high quality, durable towers and ensure they’re delivered on time.”

About Tower Tech Systems

Tower Tech Systems (www.towertechsystems.com), a Broadwind Energy company based in Manitowoc, Wis., manufactures utility-scale wind towers and monopiles for on- and offshore wind development. Its current annual production will support 600-750 MW in capacity, and with two new plants slated to come online in early 2009, capacity will increase to 1,200-1,350 MW. The company’s facilities are optimized for mass production with a combination of the most advanced equipment, high-tech automation and streamlined manufacturing processes. Tower Tech also has expertise in delivering the larger, heavier next generation of wind towers, which require engineering proficiency and sophisticated welding techniques. With the anticipated increase in its North American locations and its cost-effective access to barge, rail and over-the-road shipping options, the company’s products are globally competitive.

About Badger Transport

Badger Transport (www.badgertransportinc.com), a Broadwind Energy company based in Clintonville, Wis., is a specialty heavy hauler of oversize/overweight equipment and machinery. Badger has been in the transportation industry as a full-load and less-than-truckload carrier for more than 20 years. The company transports oversized and overweight loads throughout the U.S. and Canada, including wind towers, wind turbine blades and other over-sized equipment for large industrial applications. It also has expertise with shipments that require specialized equipment.

About Broadwind Energy, Inc.

Naperville, Ill.-based Broadwind Energy, Inc. (OTC-BB: BWEN), owns, supports and strategically positions and grows companies that manufacture, install and maintain components for energy and infrastructure-related industries with a primary emphasis on the wind energy sector. The company’s operational platforms include wind tower manufacturing; heavy steel fabrication; wind facility construction; wind turbine installation and maintenance; precision gear manufacturing; and specialized transportation services. Its platform companies currently include Badger Transport, Inc., a specialty heavy hauler; Brad Foote Gear Works, Inc., a precision gearing systems manufacturer; Energy Maintenance Service LLC, a wind energy operation and maintenance service provider; R.B.A. Inc., a heavy steel fabricator; and Tower Tech Systems, Inc., a wind tower and monopile manufacturer. Broadwind and its platform companies employ nearly 1,000 people across the U.S. For more information, visit www.broadwindenergy.com.

About Nordex

Nordex, based in Norderstedt, Germany, is a technological leader in multi-megawatt wind power systems, and its range comprises the largest series-produced wind power systems (N80/N90/N100 2,500 kW). The company has installed more than 3,300 turbines around the world. By the end of 2008, around 1,000 multi-megawatt machines will have been produced. Nordex has offices and subsidiaries in 18 countries with approximately 1,950 employees. In May 2008, Nordex announced that it will spend approximately $100 million over the next few years to establish its own U.S. production facilities for wind turbines and rotor blades. The company is about to open its U.S. headquarters in Chicago.

Forward Looking Statements

Certain statements found in this press release may constitute forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. Such statements are generally identifiable by the terminology used, such as “anticipate,” “believe,” “intend,” “expect,” “plan,” or other similar words. Forward-looking statements in this release generally relate to delivery of tower sections under the Nordex agreement; the timing and extent of the increase in Tower Tech’s operations capacity; our beliefs relating to the wind energy industry supply chain in North America; and Nordex’s expectations relating to production and expansion. Although it is not possible to foresee all of the factors that may cause actual results to differ from forward-looking statements, such factors include, among others, the following: (i) unforeseen delays, costs or liabilities associated with the construction of Tower Tech’s Abilene and Sioux Falls facilities, (ii) incorrect assumptions by management with respect to development of the wind energy supply chain in North America; (iii) unforeseen delays, costs or liabilities associated with the ability of Tower Tech and Badger to manufacture and deliver tower sections to Nordex; (iv) unforeseen difficulties for Nordex in establishing a U.S. presence; (v) fluctuations in general economic conditions; and (vi) those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Stockholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements other than as required by law.